Exhibit 99.1

News release

QLT ANNOUNCES THIRD QUARTER 2014 RESULTS

For Immediate Release	October 28, 2014

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. The Company reported financial results today for the third quarter ended September 30, 2014. Unless otherwise specified, all amounts are reported in U.S. dollars and in accordance with U.S. GAAP.

2014 THIRD QUARTER FINANCIAL RESULTS

QLT Expenses

Research and Development (R&D) expenses relate to QLT’s synthetic retinoid program. During the third quarter of 2014, QLT incurred R&D expenses of $2.8 million compared to $5.2 million for the same period in 2013. The net $2.4 million decrease was primarily due to higher costs incurred in 2013 related to certain toxicity studies, which commenced in the second half of 2013, and our Leber Congenital Amaurosis and Retinitis Pigmentosa Phase Ib retreatment study, which was substantially completed in 2013. The period-over-period decrease in R&D expenditures was further positively affected by savings realized in 2014 related to the continuing impact of our 2012 workforce reduction and other restructuring activities.

During the third quarter of 2014, Selling, General and Administrative (SG&A) expenses were $2.4 million compared to $1.7 million for the same period in 2013. The net $0.7 million increase in SG&A expenses was primarily due to $1.2 million of consulting and transaction fees incurred in connection with the proposed merger with Auxilium Pharmaceuticals, Inc. (“Auxilium”) described below. These costs were partially offset by net overall savings realized in 2014 related to the continuing impact of our 2012 workforce reduction and other restructuring activities.

Operating Losses and Loss per Share

The operating loss for the third quarter of 2014 was $5.4 million compared to $7.5 million for the same period in 2013. The net $2.1 million decrease in operating losses is primarily due to lower R&D and restructuring expenses. These cost savings were partially offset by $1.2 million of consulting and transaction fees incurred during the period in connection with the proposed merger with Auxilium.

Loss per share from continuing operations was $0.10 in the third quarter of 2014 compared to $0.14 in the same period in 2013. The decrease in loss per share is due to the same factors described above, as well as a $0.4 million income tax recovery recorded in connection with a decrease in our provision for uncertain tax positions due to the expiration of the statute of limitations.

Cash and Cash Equivalents

As at September 30, 2014, the Company’s consolidated cash and cash equivalents were $137.8 million compared to $118.5 million of cash and cash equivalents at the end of 2013. The increase was primarily due to $38.1 million of proceeds received from Tolmar in connection with the Eligard® related contingent consideration, which was partially offset by cash used in operating activities.

Termination of Merger Agreement with Auxilium

As previously reported, on October 8, 2014, Auxilium terminated the Agreement and Plan of Merger dated June 25, 2014 (the “Merger Agreement”) among QLT, Auxilium, QLT Holding Corp. and QLT Acquisition Corp. The Merger Agreement contemplated a business combination whereby Auxilium would have become an indirect wholly-owned subsidiary of QLT (the “Combined Company”) and Auxilium’s stockholders would have received common shares representing approximately 76% of the Combined Company. On October 8, 2014, Auxilium terminated the Merger Agreement after receiving from Endo International plc what Auxilium’s board of directors determined to be a “superior proposal” to acquire all of the issued and outstanding shares of Auxilium. In accordance with the termination provisions of the Merger Agreement, on October 9, 2014, Auxilium paid QLT a termination fee of $28.4 million. On October 22, 2014, pursuant to the terms of our financial advisory services agreement with Credit Suisse, our financial advisor in the transaction, we paid Credit Suisse a fee of $5.7 million in connection with the termination of the Merger Agreement.

Passive Foreign Investment Company

The Company believes that it was classified as a Passive Foreign Investment Company (PFIC) for 2008 through 2013, and that it may be classified as a PFIC in 2014, which could have adverse tax consequences for U.S. shareholders. Please refer to our 2013 Annual Report on Form 10-K for additional information.

QLT Inc.—Financial Highlights

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

In accordance with United Stated generally accepted accounting principles

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In thousands of U.S. dollars except share and per share amounts)	2014	2013	2014	2013
Expenses
Research and development	$2,792	$5,243	$11,684	$13,715
Selling, general and administrative	2,388	1,676	8,642	5,568
Depreciation	222	230	680	717
Restructuring charges	—	354	744	1,847

	5,402	7,503	21,750	21,847

Operating loss	(5,402)	(7,503)	(21,750)	(21,847)
Investment and other (expenses) income
Net foreign exchange losses	—	(54)	(74)	(36)
Interest income	27	39	80	175
Fair value change in contingent consideration	—	71	1,466	1,904
Other	17	64	115	100

	44	120	1,587	2,143

Loss from continuing operations before income taxes	(5,358)	(7,383)	(20,163)	(19,704)
Recovery of (provision for) income taxes	432	(109)	194	(434)
Loss from continuing operations	(4,927)	(7,492)	(19,969)	(20,138)
(Loss) income from discontinued operations, net of income taxes	(6)	96	(63)	116

Net loss and comprehensive loss	(4,932)	$(7,396)	($20,032)	$(20,022)

Basic and diluted net loss per common share
Continuing operations	($0.10)	($0.15)	($0.39)	($0.40)

Discontinued operations	(0.00)	0.00	(0.00)	0.00

Net loss per common share	($0.10)	($0.14)	($0.39)	($0.39)

Weighted average number of common shares outstanding (in thousands)
Basic and diluted	51,151	51,082	51,105	50,851

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of U.S. dollars)	September 30, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$137,828	$118,521
Accounts receivable, net of allowances for doubtful accounts	4,440	4,590
Contingent consideration—current	—	36,582
Income taxes receivable	68	77
Deferred income tax assets—current	—	191
Prepaid and other assets	787	1,863

Total current assets	143,123	161,824
Property, plant and equipment	1,211	1,866
Deferred income tax assets—non-current	—	177

Total assets	144,334	163,867

LIABILITIES
Current liabilities
Accounts payable	$2,405	$2,609
Accrued liabilities	1,283	1,498
Accrued restructuring charge	0	130

Total current liabilities	3,688	4,237
Uncertain tax position liabilities	398	1,846

Total liabilities	4,086	6,083

SHAREHOLDERS’ EQUITY
Share capital
Authorized
500,000,000 common shares without par value
5,000,000 first preference shares without par value, issuable in series
Issued and outstanding common shares	$466,979	$466,229
March 31, 2014 – 51,081,878 shares
December 31, 2013 – 51,081,878 shares
Additional paid-in capital	97,590	95,844
Accumulated deficit	(527,290)	(507,258)
Accumulated other comprehensive income	102,969	102,969

Total shareholders’ equity	140,248	157,784

Total shareholders’ equity and liabilities	$144,334	$163,867

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Visudyne® is a registered trademark of Novartis AG

Eligard® is a registered trademark of Tolmar Therapeutics, Inc.

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements concerning our PFIC status; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “believes,” “expects,” “hopes,” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that we may not receive any or as much additional contingent consideration as we might expect under our agreements with respect to the sale of Visudyne® and the PPDS Technology; the risk that we will be treated as a Passive Foreign Investment Company (PFIC) in 2014 and future years; risks and uncertainties concerning the impact that QLT’s success or failure in pursuing future strategic initiatives will have on the market price of our securities; risks resulting from the potential loss of key personnel; uncertainties relating to our development plans, timing and results of the clinical development and commercialization of our products and technologies; assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; risks and uncertainties associated with the safety and effectiveness of our technology; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.

This press release also contains “forward looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.